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                                                                      EXHIBIT 11

                          WESTERN DIGITAL CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



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
                                              THREE-MONTH PERIOD ENDED     SIX-MONTH PERIOD ENDED
                                              ------------------------     ----------------------
                                              DEC. 30,        DEC. 31,     DEC. 30,       DEC. 31
                                                  1995            1994         1995          1994
                                              --------        --------     --------       -------
PRIMARY

Net income .................................  $ 36,393        $ 42,554     $ 44,720       $77,272
                                              ========        ========     ========       =======

Weighted average number of common
shares outstanding during the period .......    46,941          45,437       48,257        45,289

Incremental common shares attributable
to exercise of outstanding options and
warrants ...................................     1,497           2,246        1,782         2,184
                                              --------        --------     --------       -------

Total shares ...............................    48,438          47,683       50,039        47,473
                                              ========        ========     ========       =======

Net income per share .......................  $    .75        $    .89     $    .89       $  1.63
                                              ========        ========     ========       =======

FULLY DILUTED

Net income .................................  $ 36,393        $ 42,554     $ 44,720       $77,272

Add back:  interest expense, net of
income tax effect, applicable to
convertible subordinated debentures ........        --           1,111           --         2,223
                                              --------        --------     --------       -------
                                              $ 36,393        $ 43,665     $ 44,720       $79,495
                                              ========        ========     ========       =======
Weighted average number of common
shares outstanding during the period .......    46,941          45,437       48,257        45,289

Incremental common shares attributable
to exercise of outstanding options and
warrants ...................................     1,747           2,247        1,909         2,186

Incremental common shares attributable
to conversion of convertible subordinated
debentures .................................        --           3,878           --         3,878
                                              --------        --------     --------       -------

Total shares ...............................    48,688          51,562       50,166        51,353
                                              ========        ========     ========       =======

Net income per share .......................  $    .75        $    .85     $    .89       $  1.55
                                              ========        ========     ========       =======
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